Exhibit 10.21

Domestic L/C (letter of credit) Paid Agreement

Agreement No.: (2010) Yinxin Xidong Zuibao Zidi #006

Party A (applicant): SkyPeople Fruit Juice, Inc.

Address: 16F, National Development Bank Building, No.2, Gaoxin 1st RD, High-Tech Zone, Xi'an, China

Post Code: 710075

Tel: 029-88377295

Fax: 029-88377001

Legal Representative: Hongke Xue

Bank & Account: Xi’an Keji Road branch bank of China Citic Bank; 7252410182600046521

Party B: Xi’an branch bank, China Citic Bank

Address: Citic Building, No. 89 Chang’an North Road, Xi’an

Post Code: 710061

Tel: 029-87887081

Fax: 029-87800788

Legal Representative: Hongru Xie

Contract signed: Xi’an

Date of signature of Contract:

Whereas Party A applies to Party B for, and Party B agrees to provide Party A with, a credit limitation agreement (the “Agreement”) of documentary credit number: 71000KIC1000066 and credit amount: RMB 20,000,000. Pursuant to relevant laws and regulations and through consultation, Party A and Party B enter into this Agreement:

Article 1 Definition: This Agreement is referring to Party A, which has already opened an account with Party B and shall apply for financing to pay external payment by Party B. After meeting the requirements, Party B shall pay the external payment with same trade business. Party A shall, within the time limit agreed upon, repay the loan amount and loan interest, commission, fees and late charges, etc.

Article 2 Domestic L/C Paid Use/Purpose

This domestic L/C paid term is only used for external payment belonging to the above-mentioned Domestic L/C Paid business.

Article 3 Domestic L/C Paid Currency & Amount

Currency: RMB

Amount in Words: Eighteen million RMB

Amount in figures: RMB 18,000,000

Article 4 Domestic L/C Paid Period

The Availability Period of the Agreement shall commence from the actual paid date and end on December 2nd, 2011.

Article 5 Domestic L/C Paid Interest Rate

This domestic L/C paid uses:

□√ fixed annual interest rate: 4.8%, the interest rate calculation is in accordance with real occupant days (calculated by 360 days/a day) and actual amount from the pay date forward.

Article 6 Domestic L/C Paid Interest Calculated

Interest calculated is according to the actual amount and actual days. Principal and interest shall be paid a settlement on the required date. Paid days are calculated from the starting pay date to the deadline by calendar days. If the maturity date meets Party B holidays, it shall be postponed to Party B until the next working day. During the postponement, interest should be borne by Party A.

Calculation of interest is as follows:

Interest = paid amount＊(annual rate/360)＊paid days

Article 7 Drawing and Drawing Day

Party B pays the money funds by the same trade business which composes Party A, drawing automatically. The paid day is also the drawing day paid by the same trade business conducted by Party B.

Article 8 Domestic L/C Paid Repayment

Party A shall pay to Party B the due principal, interest and relevant fees on the maturity date required by Party B. The repayment of principal and fees shall be transferred into an account specified by Party B.

If Party A fails to repay any indebtedness punctually, Party B has the rights as follows:

1. Directly debit for the corresponding amount any account opened by Party A with any branch or office of China Citic Bank.

2. Party B has the right to deduct outstanding debt from account receivables to Party A, including export proceeds collected by Party A.

3. Late loans shall be paid default interest in accordance with the loan penalty interest rate of the People’s Bank of China.

4. According to judicial interpretation of the provisions, Party B may (including but not limited to) sell, transfer and auction collateral, security interest or moveable property and real estate which belongs to Party A to pay the debt.

5. Apply to any measure which is considered to be proper by Party B and also enable to maintain the interest of Party B under this contract.

Article 9 Party A provides Party B with the Guarantee Contract of Maximum Amount, which was signed between guarantor, Hongke Xue, and Party B, the contract No. 2010 Yinxin Xidong Zuibao Zidi #001, and the Mortgage Contract of Maximum Amount, which was signed between Shaaxi Boai Pharmaceutical Technology and Development Co., Ltd. and Party B, the contract No. 2010 Xinyin Xidong Zuidi Zidi #003. The aforesaid contracts were accepted by Party B. If Party A cannot repay the due debt, the guarantor will pay the debt on behalf of Party A without any excuse. The above said Guarantee Contract is an indivisible party of this contract and shares the common legal force with this main contract.

Article 10 Rights and Liability of Both Parties

1.	Party A has the right to require Party B to pay the bill via Domestic Letter of Credit on behalf of Party A according to the agreement of this contract;

2.	Party B is required to keep the business secrets of Party A;

3.	RMB or foreign currency settlement business of Party A under this contract should be handled via the bank account opened with Party B;

4.	Any cost caused by goods or goods disposal should be borne by Party A;

5.
Party A has the right to check and supervise collection of the sales payment for goods with relation to bill payment business via Domestic Letter of Credit as governed by this contract. Party A should provide detailed information regarding sales payment for goods in written form under the request of Party B;

6.
Party A should deliver a written notice in the event of any changes regarding legal representative (responsible person), residence address or business address, or registered capital increase or decrease during the effective period of the contract;

7.
If Party A changes its operation model or property organization style as a reason of contracting , lease, joint operation, shareholding transformation, enterprise separation, merge and consolidation, they should inform Party B in advance by written notice and take efficient measure to pay the debt.

8.
In the case that any event occurs, which may have negative effect on this repayment for the debt under this contract or constitute a risk to its normal business, Party B has the right to take back the principal, interest and any related fees paid on behalf of Party A via domestic letter of credit. The aforementioned incidents shall include without limitation the following: Party A ceases or suspends production; its corporate registration is canceled, or business license revoked; its legal representative or high-ranking officers are involved in illegal activities; it is involved in litigation with a major impact; great difficulties arise in respect to its production or operation; or its financial standing deteriorates; Party A or other investors surreptitious withdrawing the contributed capital, transferring assets and transfers its shares without noticing Party B.

9.	Party A promises not to sign any agreement which may have a negative effect on the interest of Party A under this contract;

10.
Under the situation that the case is guaranteed, if guarantor breaches the Guarantee Contract or is unable to take the guarantee, Party A should provide a new and desirable guarantee to Party B, otherwise, Party B will take back all the principal and interest payment and other fees under the business of bill payment service provided to Party A. Party B could deduct this sum of money from the bank account opened with China Citic Bank and execute the guarantee right;

11.	Both Parties agree that they understand clearly and there is no obscure statement in this contract. This contract is also applicable to international practice, such as UCP 600 and URC 522;

Article 11 Liabilities for Default

1.
Immediate Expiration. If the statements or warrants in Article 9 made by Party A are untrue or not executed, or the qualification and credit of Party A and the guarantor changes, which could impact the performance of their obligations under this contract in the view of Party B, or Party A may carry out activities, such as bankruptcy, regrouping or dissolution, or party A does not fulfill its obligations or breaks the contract, or Party A cannot pay the due debt of any amount, then all the debt unpayable under the contract of the bill payment service will be regarded as immediately due debt and should be paid by Party A promptly. Additionally, Party A should bear the liability for breach of the contract.

2.
Besides principal, interest, penalty and commission charge under the contract, Party A should pay all occurred fees and costs of Party A for realizing its creditors right, including but not limited to litigation cost, attorney fees, travel expenses and other out-of-pocket costs. If Party B is involved in a contract or business dispute as a result of the dispute occurred between Party A and a Third Party, or involved in a dispute or arbitration procedure, all the costs of Party B for these matters, including but not limited to litigation cost, attorney fees, travel expenses and other out-of-pocket costs, should be borne by Party A;

3.	Party A voluntarily gives up any defense against Party B which could ease off, decrease, reduce or exempt all or part of the liabilities of Party A.

Article 12 Give Up:

If Party B does not exercise or delay the rights under the execution of the contract, these actions should not be regarded as abandoning the rights of Party B, which also will not effect any obligation borne by Party A under the contract.

Article 13 Continuity of the Obligation

All the obligation borne by Party A has the feature of continuity and puts the complete binding force on successor, representative, taker-over, transferee and any of its entities after exercise of merging, consolidation, regrouping or name change.

Article 14 Application letter for Bill Payment Service via Domestic Letter of Credit is an indivisable part of this contract, which share the same legal force with this contract. Any dispute arising from this contract or any unclearness or ambiguity or any problems which have not been stated in this contract, should be explained in accordance to the regulations announced by Party B in relation to import payment for another or trust receipt.

Article 15 Applied Jurisdiction

The execution, effectiveness, performance and termination of the contract will be governed by the laws of the PRC.

Article 16 Dispute Resolution

Any dispute arising out of or in connection with this Contract shall be settled through friendly consultation. If no agreement is reached through such friendly consultation, such dispute shall be settled in accordance with Resolution（2）of the following:

(1) Submitting the disputes to the Arbitration Commission (the venue for such arbitration shall be __________), which shall be conducted in accordance with the arbitration rules in effect as of the date of submission. The arbitration award shall be final and binding on both Parties.

(2) Instituting legal proceedings with the People’s Court in the location of Party B.

Party A: SkyPeople Juice Group Co., Ltd.

Legal Representative (or Chief Officer) or Authorized Representative (Signature):

/s/: Hongke Xue

Date: 12/7/2010

Party B: China CITIC Bank, Xi’an Kejilu Branch

Chief Officer or Authorized Representative (Signature): /s/: Xiaoyang Tian

Date: 12/7/2010